Exhibit 3.3

Certificate of Amendment	Certificat de modification
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Groupe Santé Devonian Inc.

Devonian Health Group Inc.

Corporate name / Dénomination sociale

1023268-8

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment.	JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l'article 178 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses modificatrices ci-jointes.

Hantz Prosper

Director / Directeur

2024-12-20

Date of amendment (YYYY-MM-DD) Date de modification (AAAA-MM-JJ)

Form 4	Formulaire 4
Articles of Amendment	Clauses modificatrices
Canada Business Corporations Act	Loi canadienne sur les sociétés par
(CBCA) (s. 27 or 177)	actions (LCSA) (art. 27 ou 177)

1	Corporate name
Dénomination sociale
Groupe Santé Devonian Inc.
Devonian Health Group Inc.
2	Corporation number
Numéro de la société
1023268-8
3	The articles are amended as follows
Les statuts sont modifiés de la façon suivante

See attached schedule / Voir l'annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Richard Provencher
Richard Provencher
418-640-4427

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

SCHEDULE

TO THE ARTICLES OF AMENDMENT OF DEVONIAN HEALTH GROUP INC.

(the “Corporation”)

1.	AMENDMENT TO THE ARTICLES OF AMALGAMATION OF THE CORPORATION

1.1	The restrictions on share transfers of the Corporation as described in Schedule B of the articles of amalgamation of the Corporation dated May 12, 2017, are amended as described below:

1.1.1	by repealing Schedule B to the articles of amalgamation of the Corporation attached to its certificate of amalgamation dated May 12, 2017, and its replacement by Schedule B attached to these articles of amendment of the Corporation.

SCHEDULE B

TO THE ARTICLES OF AMENDMENT OF DEVONIAN HEALTH GROUP INC.

(the “Corporation”)

RESTRICTIONS ON SHARE TRANSFERS

The common shares shall not be subject to any restriction on share transfers.